Exhibit 99.1

News Release
Ken Joyce Named President of Amkor Technology
Gil Tily Becomes Chief Administrative Officer
Chandler, Ariz., May 5, 2008 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Ken Joyce has been appointed President of the company. Joyce, 61, will also continue as Chief Operating Officer and will report to James Kim, Chairman and Chief Executive Officer. Joyce joined Amkor in 1997 and was CFO for more than 8 years before becoming Chief Administrative Officer in November 2007 and Chief Operating Officer in February 2008.
“Ken Joyce is exceptionally well qualified for this position. Ken has been a respected, proven leader for us and has the skills and experience to continue building our business and executing on our strategy,” said James Kim, Chairman and Chief Executive Officer of Amkor.
Gil Tily has been named Chief Administrative Officer and Executive Vice President, succeeding Mr. Joyce in that role. Tily, 54, will remain as General Counsel and Corporate Secretary, reporting to James Kim, and will have responsibility for Finance, Legal and Human Resources.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Contact:
Amkor Technology, Inc., Chandler
Joanne Solomon, 480-821-5000 ext. 5416